Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone:636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC PROVIDES FOURTH QUARTER FINANCIAL UPDATE

St. Peters, MO, November 17, 2008 – MEMC Electronic Materials, Inc. (NYSE: WFR) today provided an update to its fourth quarter financial targets.

The company now anticipates revenue for the 2008 fourth quarter to be approximately $500 million, plus or minus $25 million, with gross margin of approximately 48%, plus or minus two percentage points, and operating expenses of approximately $27 million. This compares to the company’s previously announced targets of $540-$600 million in revenue with gross margin of over 50% and operating expenses of approximately $41 million. The decrease in targeted operating expenses is due to the decrease in stock compensation expense resulting from the forfeiture of option grants in connection with the decision of the company’s former Chief Executive Officer, Nabeel Gareeb, to step down from his positions with the Company.

Marshall Turner, Interim Chief Executive Officer, commented, “The weak macroeconomic environment has continued to deteriorate, and has had an increasingly negative effect on the semiconductor and solar markets over the past few weeks. These effects are quickly cascading backward through global supply chains, and we cannot expect to be immune to the impact on our customers in all the markets we serve. This recent sequence of events has increased pricing pressure in the short term solar market and exacerbated the demand weakness in the semiconductor market. We expect to use our increased polysilicon production in the fourth quarter to offset some of the effects of this reduced pricing through increased wafer sales. Given these variables and the rapidly evolving macroeconomic environment, we are maintaining a wide range of financial targets to indicate our current understanding of these uncertain market conditions. Even in this type of environment, the business model MEMC has put in place over the past few years is enabling us to demonstrate healthy financial metrics relative to our peers.”

MEMC’s fourth quarter 2008 conference call is scheduled for January 22, 2009, at which time the company will discuss final financial results for the fourth quarter.

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MEMC ELECTRONIC MATERIALS

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Certain matters discussed in this news release are forward-looking statements, including that our fourth quarter 2008 revenues will be approximately $500 million, plus or minus $25 million, with gross margin of approximately 48%, plus or minus two percentage points, and operating expenses of approximately $27 million; and that the company will be able to use its increased polysilicon production in the fourth quarter to offset some of the effects of reduced pricing. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; utilization of manufacturing capacity; good working order of our manufacturing facilities; general economic conditions; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; interruption of production; delays in capacity expansion; customer acceptance of our new products; our ability to reduce manufacturing and operating costs; inventory levels of our customers; assumptions underlying management’s financial estimates; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Bill Michalek

Director, Investor & Media Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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